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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 3 to Registration Statement No. 333-13844 of Alliance Medical Corporation on Form S-1 of our report on the financial statements of Alliance Medical Corporation dated June 15, 2001, except for the second and third paragraphs of Note 11, as to which the date is August 13, 2001, and of Paragon Health Care Corporation, Inc. dated July 6, 2001, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Financial Data," "Experts" and "Change in Independent Auditors" in such Prospectus.




DELOITTE & TOUCHE LLP
Phoenix, Arizona


November 29, 2001